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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cisco Systems, Inc. for the registration of 23,589 shares of its common stock, of our reports dated August 13, 1996, except for
Note 3 for which the date is October 14, 1996, on our audits of the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 28, 1996 and July 30, 1995, and for the years ended July 28, 1996, July 30, 1995 and July 31, 1994 which reports are included in the Company's 1996 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."


                                       /s/ Coopers & Lybrand L.L.P.


San Jose, California
September 23, 1997